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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
OWENS-ILLINOIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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[LOGO]

OWENS-ILLINOIS, INC.

NOTICE AND PROXY STATEMENT

For

The Annual Meeting of Share Owners

To Be Held

Wednesday, May 14, 2003

YOUR VOTE IS IMPORTANT

        Please mark, date and sign the enclosed proxy card and promptly return it in the enclosed envelope.

OWENS-ILLINOIS, INC.
One SeaGate
Toledo, Ohio 43666

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

Dear Share Owner:

        You are cordially invited to attend the Annual Meeting of Owens-Illinois' share owners which will be held on Wednesday, May 14, 2003, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio for the purpose of considering and voting upon the following matters:

  1.
  The election of three directors for a term of three years.

  2.
  Such other business as may properly be presented for action at the meeting or any adjournment thereof.

        Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors. Also enclosed is a copy of the Company's Annual Report which describes the results of our operations during 2002 and provides other information about the Company which will be of interest.

        The Board of Directors fixed the close of business on March 17, 2003, as the record date for the determination of share owners owning the Company's Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting.

        Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it in the enclosed envelope as soon as conveniently possible. If the shares are held in more than one name, all holders of record should sign. If you desire to vote for all of the Board of Directors' nominees, you need not mark your votes on the proxy card but need only sign and date it and return it in the enclosed envelope. As an alternative to returning the proxy card, you may choose to make use of the Internet or telephone voting options described in the enclosed Proxy Statement and on the proxy card.

        Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                      By order of the Board of Directors,

                      Joseph H. Lemieux
                      Chairman of the Board

                      James W. Baehren
                      Secretary

March 31, 2003
Toledo, Ohio

OWENS-ILLINOIS, INC.
One SeaGate
Toledo, Ohio 43666

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS
TO BE HELD MAY 14, 2003

        The Annual Meeting of the share owners of Owens-Illinois, Inc. (herein called the "Company") will be held on Wednesday, May 14, 2003, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio. At the Annual Meeting, share owners will elect three directors for a term of three years, as more fully described below.

        This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors, and other information relevant to the Annual Meeting. The Company intends to commence distribution of this Proxy Statement and the materials which accompany it on or about March 31, 2003.

        The record of share owners entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on March 17, 2003 (the "record date"), and each share owner will be entitled to vote at the meeting any shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), held of record at the record date.

VOTING

        Shares can be voted at the annual meeting only if the share owner is present in person or represented by proxy. If shares are owned of record in the share owner's name, the share owner may cast a vote one of three ways:

  •
  Vote by Internet: A share owner can choose to vote shares at any time over the Internet site listed on the accompanying proxy card. The Internet site will give the share owner the opportunity to make selections and confirm that instructions have been followed. The Internet voting procedures have been designed to authenticate the share owner's identity by use of a unique control number found on the accompanying proxy card. If a vote is cast over the Internet, the share owner does not need to return the proxy card.

  •
  Vote by Telephone: A share owner can also vote by telephone at any time by calling the toll-free number (for residents of the U.S. and Canada) listed on the proxy card. To vote, the share owner must enter the control number listed on the proxy card and follow the recorded instructions. If a vote is cast by telephone, the share owner does not need to return the proxy card.

  •
  Vote by Mail: If the share owner chooses to vote by mail, the share owner is required to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

        Share owners who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. The share owner should follow the instructions received from the nominee to vote these shares.

        The proxy card lists each person nominated by the Board of Directors for election as director. Proxies duly executed and received in time for the meeting will be voted in accordance with share owners' instructions. If no instructions are given, proxies will be voted (a) to elect Gary F. Colter, Joseph H. Lemieux and Michael W. Michelson as directors of the Company for a term of three years, and (b) in the discretion of the proxy holders as to any other business which may properly come before the meeting.

ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third Annual Meeting for selection of directors following the election of such class. The Board of Directors of the Company (the "Board") currently consists of ten members, four of whom are Class I directors whose terms expire at the 2004 Annual Meeting, three of whom are Class II directors whose terms expire at the 2005 Annual Meeting, and three of whom are Class III directors whose terms expire at this year's Annual Meeting. With the exception of Gary F. Colter, who was appointed as a Class III director in August 2002, all of the directors listed herein, including the nominees, have served as directors since the last Annual Meeting.

        The Board has nominated three persons for election as Class III directors to serve for a three-year term expiring at the Annual Meeting of share owners to be held in 2006 and until their successors have been elected and qualified. The three nominees of the Board are Gary F. Colter, Joseph H. Lemieux and Michael W. Michelson, each of whom is currently serving as a director of the Company. If for any reason any of them should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available.

        The nominees and the directors whose terms of office continue after this year's Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

The Company's Board of Directors recommends that the share owners vote FOR the three nominees identified below.

Class III: Nominees for 3-Year Term

Gary F. Colter President CRS Inc.	Director since 2002 Age 57

Mr. Colter has been President of CRS Inc., a corporate restructuring management consulting company, since 2002. He previously served as Vice Chairman of KPMG Canada, 2000-2002; Global Managing Partner, Financial Advisory Services, of KPMG International, 1998-2000; and Vice Chairman of KPMG Canada, 1989-1998. Mr. Colter is a director of Canadian Imperial Bank of Commerce. He is a member of the Audit Committee.

Joseph H. Lemieux Chairman of the Board and Chief Executive Officer Owens-Illinois, Inc.	Director since 1987 Age 72

Mr. Lemieux has been Chairman of the Board of the Company since 1991 and Chief Executive Officer of the Company since 1990. Mr. Lemieux was President and Chief Operating Officer of the Company and its predecessor from 1986 to 1990. Mr. Lemieux is a director of Manor Care Inc. He is chairman of the Executive Committee.

Michael W. Michelson Member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P.	Director since 1987 Age 51

Mr. Michelson has been a member of KKR & Co. L.L.C., which is the general partner of Kohlberg Kravis Roberts & Co., L.P., since January 1, 1996. Prior thereto, he was a general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Michelson also is a general partner of KKR Associates, L.P. Mr. Michelson is a director of Alliance Imaging, Inc., Amphenol Corporation and KinderCare Learning Centers, Inc. He is chairman of the Compensation Committee and a member of the Executive Committee.

Class I: Term Expires in 2004

James H. Greene, Jr. Member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P.	Director since 1987 Age 52

Mr. Greene was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1993 until January 1, 1996, when he became a member of KKR & Co. L.L.C., which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene has been a general partner of KKR Associates, L.P. since

January 1, 1993, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene is a director of Accuride Corporation, Safeway Inc. and Shoppers Drug Mart Corporation. He is a member of the Compensation Committee.

George R. Roberts Managing Member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P.	Director since 1987 Age 59

Mr. Roberts is a Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and, effective January 1, 1996, he became a managing member of KKR & Co. L.L.C., which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Roberts also is a general partner of KKR Associates, L.P. Mr. Roberts is a director of Borden, Inc., The Boyds Collection, Ltd., DPL Inc., KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., PRIMEDIA, Inc., Safeway Inc. and Willis Group Holdings Limited. He is a member of the Executive Committee.

Robert J. Dineen Chairman of the Board of Directors Layne Christensen Company	Director since 1994 Age 73

Mr. Dineen has been Chairman of the Board of Directors of Layne Christensen Company since 1992. Prior to 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne Christensen Company. He is chairman of the Audit Committee.

Thomas L. Young Executive Vice President Owens-Illinois, Inc.	Director since 1998 Age 59

Mr. Young has been Executive Vice President, Administration and General Counsel since 1998. He previously served the Company as Executive Vice President, Administration, General Counsel, and Secretary (1993-1998). Mr. Young is a director of Manor Care Inc.

Class II: Term Expires in 2005

Edward A. Gilhuly Member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P.	Director since 1987 Age 43

Mr. Gilhuly is Managing Director of Kohlberg Kravis Roberts & Co. Ltd. He was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1995 until January 1, 1996, when he became a member of KKR & Co. L.L.C., which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly has been a general partner of KKR Associates, L.P. since January 1, 1995, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly is a director of FIMEP SA, the indirect parent of Legrand SA, Layne Christensen Company, MedCath Corporation and Rockwood Specialties, Inc. He is a member of the Executive and Compensation Committees.

Anastasia D. Kelly	Director since 2002 Age 53

Ms. Kelly served as an executive officer of Sears, Roebuck and Co. from 1999 to 2003. She previously served as Senior Vice President (1996-1999) and General Counsel and Secretary (1995-1999) of Fannie Mae, a financial services company. She is a member of the Audit Committee.

John J. McMackin, Jr. Member Williams & Jensen, P.C.	Director since 1994 Age 51

Mr. McMackin has been a member of Williams & Jensen for more than five years.

Functions of the Board and its Committees

        The Board has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance.

        Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee. The Board may, at any time, change the authority or responsibility delegated to any committee. There are three regularly constituted committees of the Board: the Executive Committee, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

        The Executive Committee is empowered to exercise the authority of the Board in the management of the Company between meetings of the Board, except that the Executive Committee may not fill vacancies on the Board, appoint or remove officers, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees.

        The Audit Committee selects the firm of independent auditors to audit the Company's financial statements for each fiscal year; reviews with the independent auditors the general scope of this service and the results of the audit; reviews and approves the nature and extent of the non-audit services performed by the independent auditors; and consults with management on the activities of the Company's independent auditors and the Company's internal control.

        The Compensation Committee administers the Amended and Restated Stock Option Plan, the Amended and Restated 1997 Equity Participation Plan and certain other benefit plans of the Company and makes recommendations to the Board with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company.

        During 2002, the Board held two formal meetings, the Audit Committee held six formal meetings and the Compensation Committee held two formal meetings. The Executive Committee held no meetings in 2002. During 2002, each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which he was a member. In addition to the formal meetings indicated above, the Board and the committees of the Board consulted frequently and often acted by written consent taken without a meeting.

DIRECTOR AND EXECUTIVE COMPENSATION AND OTHER INFORMATION

Director Compensation

        Directors of the Company who are not Company officers are paid a fee of $55,000 annually plus expenses associated with meetings of the Company's Board. In addition, each director who is not an officer of the Company receives a grant under the Directors Stock Option Plan of an option for 5,000 shares of Common Stock annually on the day immediately following the date of the annual meeting of share owners. Options are priced at the fair market value of the Common Stock on the date of grant, have a term of ten years and one day and vest on the first anniversary of the grant date.

Summary Compensation Table

        The following table shows, for the years ended December 31, 2000, 2001 and 2002, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (the "named executive officers") in all capacities in which they served.

								Long Term Compensation
		Annual Compensation						Awards				Payouts
Name and Principle Position	Year	Salary ($)(1)		Bonus ($)(2)		Other Annual Compensation ($)(3)		Restricted Stock Award(s) ($)		Securities Underlying Options/SAR's (#)(4)		Long-term Incentive Payouts ($)(5)	All Other Compensation ($)(6)
Joseph H. Lemieux Chairman and Chief Executive Officer	2002 2001 2000	$742,500 696,667 650,797		$675,000 525,000 137,500		$435,050 1,125,954 346,287	(7) (7)	$635,046 1,307,468 856,286	(8)	310,000 160,000 160,000	(9)	$413,100 335,644 100,358	$69,360 66,449 64,163	(10)(11)
Peter J. Robinson V.P., General Manager, Asia Pacific Operations	2002 2001 2000	497,294 432,401 471,726	(12)	637,024 544,063 405,879	(13)	25,861 598,911 0		179,820 602,000 0	(14)	35,000 75,000 100,000		179,811 146,096 124,616	5,280 4,404 4,446	(15)
R. Scott Trumbull(16) Executive V.P.—Chief Financial Officer	2002 2001 2000	331,667 311,667 292,500		250,000 240,000 180,000		216,381 467,216 104,202		179,820 451,500 0	(17)	42,500 75,000 75,000	(18)	133,171 108,202 94,502	14,312 12,976 12,594	(11)
Terry L. Wilkison Executive V.P.—Plastics Group General Manager	2002 2001 2000	340,833 315,833 292,500		320,000 250,000 200,000		28,200 413,241 33,005		199,800 451,500 0	(19)	40,000 100,000 75,000		133,258 108,272 73,093	9,822 8,489 5,956	(11)
Thomas L. Young Executive V.P.— Administration and General Counsel	2002 2001 2000	340,833 315,833 292,500		320,000 250,000 200,000		106,828 459,331 85,921		199,800 451,500 0	(20)	95,793 100,000 75,000	(21)	132,736 107,848 91,763	9,542 8,106 12,948	(11)

(1)	Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of the Owens-Illinois Stock Purchase and Savings Program.
(2)	Except as otherwise provided in footnote 13 below, the amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated. Except as otherwise provided in footnote 8 below, amounts, if any, deferred at the election of a named executive officer are included in the year earned.
(3)	The amounts disclosed in this column represent amounts reimbursed during the year for the payment of taxes, including taxes due in connection with certain contributions made by the Company to the Secular Trust Plan on behalf of certain named executive officers in the following amounts: Mr. Lemieux, $290,169; Mr. Trumbull, $174,954; and Mr. Young, $75,631. See "Pension Plans" below.
(4)	No SAR's were granted to any of the named executive officers during 2002.
(5)	The amounts disclosed in this column represent awards under the Company's Performance Award Plan for the year indicated. Except as otherwise provided in footnote 8 below, amounts, if any, deferred at the election of an executive officer are included in the year earned.

(6)	Except as otherwise provided in footnote 15 below, the amounts disclosed in this column for 2002 represent matching cash contributions by the Company to the Stock Purchase and Savings Program ("SPASP") and the Executive Deferred Savings Plan, both defined contribution plans. The SPASP is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the SPASP an amount of Common Stock equal to 50% of the participant's contributions to the SPASP but not more than 4% of (a) the participant's earnings or (b) $200,000 for 2002, whichever is lower. The difference between the theoretical Company matching contribution under the SPASP for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Common Stock which would have been purchased for the participant's account in the absence of the IRS limitation on participant's earnings in excess of $200,000 for 2002. Amounts deferred into the Executive Deferred Savings Plan at the election of the participant may be credited to either a cash deferral account earning interest at a prescribed rate or a Company stock deferral account. Any balance in the plan is paid in cash to the individual at termination of employment.
(7)	For 2002, the amount shown reflects $382,216 reimbursed to Mr. Lemieux in 2002 for the payment of taxes, including the amount of $290,169 representing taxes due in connection with contributions by the Company to the Secular Trust Plan on behalf of Mr. Lemieux in 2002. The amount shown also reflects the values of certain perquisites provided by the Company to Mr. Lemieux totaling $52,834, of which $22,027 is attributable to his personal use of Company aircraft and $17,636 is attributable to financial planning provided by the Company. For 2001, the amount shown reflects $1,065,060 reimbursed to Mr. Lemieux in 2001 for the payment of taxes, including the amount of $974,049 representing taxes due in connection with the grant of 160,000 shares of restricted stock in 2001. The amount shown also reflects the values of certain perquisites provided by the Company to Mr. Lemieux totaling $60,894, of which $28,359 is attributable to his personal use of Company aircraft and $19,819 is attributable to financial planning provided by the Company.
(8)	Represents 59,676 shares of restricted stock granted to Mr. Lemieux under the Company's Amended and Restated 1997 Equity Participation Plan of which 39,676 shares were granted in lieu of cash payments in the amounts of $225,000 and $137,700 pursuant to elections by Mr. Lemieux under the Company's Senior Management Incentive Plan and Performance Award Plan, respectively. As of December 31, 2002, Mr. Lemieux held 409,143 shares of restricted stock of the Company with a value of $5,965,305 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002).
(9)	Represents 110,000 options to purchase Common Stock granted to Mr. Lemieux under the Company's Amended and Restated 1997 Equity Participation Plan and 200,000 options granted to Mr. Lemieux in 1992, the expiration date of which was extended by one year in 2002.
(10)	Also includes a premium of $28,950 paid by the Company on a whole life insurance policy owned by Mr. Lemieux.
(11)	Includes the following amounts equal to the value of premiums paid during 2002 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and certain named executive officers: Mr. Lemieux, $10,710; Mr. Trumbull, $1,045; Mr. Wilkison, $1,822; and Mr. Young, $1,542.
(12)	Includes payments in the amount of $94,647, which payments were made to Mr. Robinson in lieu of contributions on his behalf to a superannuation fund to provide post-retirement pension benefits. Mr. Robinson's bonus is provided under a separate bonus plan relating to the Company's Asia Pacific business.
(13)	Includes $114,639 accrued to Mr. Robinson under the ACI Packaging Services Pty. Ltd. Senior Executive Retention and Confidentiality Agreement.
(14)	As of December 31, 2002, Mr. Robinson held phantom stock units under the Company's Amended and Restated 1997 Equity Participation Plan with respect to 38,000 shares of Common Stock and 100,000 shares of restricted stock of the Company with a combined value of $2,012,040 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002).
(15)	Represents the statutory minimum amounts contributed by the Company to a superannuation fund on behalf of Mr. Robinson.
(16)	Mr. Trumbull retired as Executive Vice President and Chief Financial Officer of the Company as of the end of the year 2002.
(17)	As of December 31, 2002, Mr. Trumbull held 108,000 shares of restricted stock of the Company with a value of $1,574,640 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002).
(18)	Represents 35,000 options to purchase Common Stock granted to Mr. Trumbull under the Company's Amended and Restated 1997 Equity Participation Plan and 7,500 options granted to Mr. Trumbull in 1992, the expiration date of which was extended by one year in 2002.
(19)	As of December 31, 2002, Mr. Wilkison held 110,000 shares of restricted stock of the Company with a value of $1,603,800 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002).
(20)	As of December 31, 2002, Mr. Young held 115,000 shares of restricted stock of the Company with a value of $1,676,700 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002).
(21)	Represents 40,000 options to purchase Common Stock granted to Mr. Young under the Company's Amended and Restated 1997 Equity Participation Plan, 17,252 options granted to Mr. Young in 1997 as Additional Options, as defined in the Second Amended and Restated Option Plan for Key Employees of Owens-Illinois, Inc., upon his exercise in that year of certain options granted to him in 1992, the expiration date of which was extended by one year in 2002, and 38,541 Additional Options granted to Mr. Young under the Company's Amended and Restated 1997 Equity Participation Plan upon his exercise of certain previously-issued options.

Option/SAR Grants in Last Fiscal Year(1)

        The following table provides information on options to purchase shares of Common Stock granted in 2002 to the named executive officers.

	Individual Grants
							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(6)
	Number of Securities Underlying Options/SARs Granted (#)
			% of Total Options/SARs Granted to Employees in Fiscal Year(5)
Name					Exercise or Base Price ($/Sh)	Expiration Date
							5%	10%
Joseph H. Lemieux	110,000 200,000	(2) (3)	7.9 14.3	% %	$9.99 12.50	01/03/12 05/14/03	$691,092 125,000	$1,751,364 250,000	(6) (7)
Peter J. Robinson	35,000	(2)	2.5%		9.99	01/03/12	219,893	557,252	(6)
R. Scott Trumbull	35,000 7,500	(2) (3)	2.5 0.5	% %	9.99 12.50	01/03/12 05/14/03	219,893 4,688	557,252 9,375	(6) (7)
Terry L. Wilkison	40,000	(2)	2.9%		9.99	01/03/12	251,306	636,859	(6)
Thomas L. Young	40,000 17,252 38,541	(2) (3) (4)	2.9 1.2 2.8	% % %	9.99 36.31 16.65	01/03/12 05/14/03 01/03/11	251,306 31,323 353,792	636,859 62,646 871,405	(6) (8) (9)

(1)
No SARs were granted to any of the named executive officers during 2002.
(2)
Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the date of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

Stock Price Multiple	Resulting Stock Price	Exercise Percentage
120%	$11.99	25%
144%	14.39	50%
172%	17.18	75%
206%	20.58	100%

  Under the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., for all options granted between January 1, 1992 and December 31, 1996, rights to receive Additional Options, as defined in the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquising Common Stock which the optionee is entitled to receive upon the exercise of the options. Under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., for all options granted under the plan, rights to receive Additional Options, as defined in the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquishing Common Stock which the optionee is entitled to receive upon the exercise of the options. The options granted in 2002 are not transferable except (a) by will or pursuant to the applicable laws of descent and distribution upon death of the optionee or (b) by gift to (i) such optionee's spouse, children or certain other relatives of the optionee, (ii) a trust for the benefit of such persons, (iii) a limited liability company or partnership, all of whose members or partners consist of the optionee or the above-listed relatives or trust, or (iv) a non-profit organization or charitable trust, contributions to which are tax-deductible.

(3)
Represents options, the expiration date of which was extended by one year in 2002. The options, which had an original expiration date of May 14, 2002, were extended to May 14, 2003. No other changes were made in the terms of the options. For purposes of this table, these options are deemed to be granted in 2002.
(4)
Options are Additional Options issued under the Amended and Restated 1997 Equity Participation Plan of the Company. For purposes of this table, these options are deemed to be granted in 2002.
(5)
Exclusive of the options extended during 2002, as described in footnote 3 above, and the Additional Options issued during 2002, as described in footnote 4 above, the percentages of total options granted in 2002 to each named executive officer were as follows: Mr. Lemieux, 10.5%; Mr. Robinson, 3.4%; Mr. Trumbull, 3.4%; Mr. Wilkison, 3.8%; and Mr. Young, 3.8%.
(6)
Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Common Stock increasing to $16.273 and $25.911, respectively, over the ten-year life of the options granted in 2002 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.
(7)
Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Common Stock increasing to $13.125 and $13.750, respectively, over the remaining one-year life of these options (which would equal a total increase in stock price of 5% and 10%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.
(8)
Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Common Stock increasing to $38.126 and $39.941, respectively, over the remaining one-year life of these options (which would equal a total increase in stock price of 5% and 10%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.
(9)
Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Common Stock increasing to $25.830 and $39.260, respectively, over the remaining nine-year life of these options (which would equal a total increase in stock price of 55% and 136%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table provides information on the exercise of options to purchase Common Stock during 2002 by the named executive officers and the value of such officers' unexercised options to purchase Common Stock at December 31, 2002.

					Number of Securities Underlying Unexercised Options/SARs At December 31, 2002
							Value of Unexercised In-the-Money Options/SARs At December 31, 2002(1)
Name	Shares Acquired on Exercise(#)		Value Realized ($)
					Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph H. Lemieux	0		$0		575,000	650,000	$2,026,400	$634,500
Peter J. Robinson	75,000		642,188		25,000	310,000	27,000	241,650
R. Scott Trumbull	0		0		160,000	278,750	715,475	221,400
Terry L. Wilkison	0		0		118,750	246,250	909,500	244,350
Thomas L. Young	78,000	(2)	813,755	(2)	159,532	283,750	69,463	244,350

(1)
Based on the closing price of Common Stock on the New York Stock Exchange on that date of $14.58.
(2)
Includes the exercise of options covering 4,000 shares gifted to Mr. Young's wife, which had a value realized of $27,250. Mr. Young disclaimed beneficial ownership of those securities.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        The named executive officers are covered by the Company's Performance Award Plan ("PAP") under which eligible employees receive annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under PAP are based on the average annual attainment of the performance objectives set by the Compensation Committee of the Company's Board. For the 2002-2004 award period, performance will be evaluated in comparison to the Company's attained level of earnings per share relative to objectives for that period. The target amounts shown below are earned by the Company performance at the level of 100% of the established objectives, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name
		Threshold	Target	Maximum
Joseph H. Lemieux	2002-2004	$115,500	$577,500	(1)
Peter J. Robinson	2002-2004	32,767	163,836	(1)
R. Scott Trumbull	2002-2004	27,680	138,400	(1)
Terry L. Wilkison	2002-2004	28,496	142,480	(1)
Thomas L. Young	2002-2004	28,400	142,000	(1)

(1)
The maximum dollar amount that may be earned under PAP is not capped.

Pension Plans

        The following table illustrates the estimated annual benefits payable under the Owens-Illinois Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

	Years of Credited Service
Highest Three-Year Average Annual Earnings
	20	25	30	35	40	45
$ 200,000	$52,458	$65,572	$78,686	$91,801	$103,921	$116,041
400,000	108,317	135,396	162,475	189,554	213,201	237,441
600,000	165,459	206,824	248,189	289,554	322,481	358,841
800,000	222,602	278,253	333,903	389,554	431,761	480,241
1,000,000	279,745	349,681	419,618	489,554	541,041	601,641
1,200,000	336,888	421,110	505,332	589,554	650,321	723,041
1,400,000	394,031	492,539	591,046	689,554	759,601	844,441
1,600,000	451,174	563,967	676,761	789,554	868,881	965,841
1,800,000	508,317	635,396	762,475	889,554	978,161	1,087,241
2,000,000	565,459	706,824	848,189	989,554	1,087,441	1,208,641
2,200,000	622,602	778,253	933,903	1,089,554	1,196,721	1,330,041
2,400,000	679,745	849,681	1,019,618	1,189,554	1,306,001	1,451,441
2,600,000	736,888	921,110	1,105,332	1,289,554	1,415,281	1,572,841

        The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

        The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary, Senior Management Incentive Plan and Performance Award Plan payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 2003, Mr. Lemieux had 45 years of credited service, Mr. Trumbull had 31 years of credited service, Mr. Wilkison had 4 years of credited service and Mr. Young had 26 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under the Company's Supplemental Retirement Benefit Plan (the "SRBP"). Peter J. Robinson is not covered by a Company-sponsored pension plan.

        A significant portion of the pension benefits payable to certain named executive officers is provided under the SRBP. Such benefits have historically represented an unfunded liability of the Company. The Company previously provided for funding of a significant portion of the retirement benefits due under the SRBP through cash payments to certain participants in the plan. Such funding arrangements offset the liabilities under the SRBP at the time of such funding. All or a significant portion of the remaining retirement benefits under the SRBP will be provided to certain named executive officers through insurance policies purchased by the Company and held in a secular trust plan (the "Secular Trust Plan") for each participant in the Secular Trust Plan. The amounts paid by the Company on behalf of each participant constitute income to the participant. The Company makes tax payments in an amount sufficient to cover each participant's taxes on both the insurance premiums paid by the Company and the tax payments.

        Employment Agreements.    The Company entered into employment agreements with certain officers, including the named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion.

Certain Transactions

        During 2002, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen, P.C. on various Company matters.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The following non-employee directors serve on the Compensation Committee of the Company's Board of Directors: Edward A. Gilhuly, James H. Greene, Jr. and Michael W. Michelson (chair). Until June 1987, Mr. Gilhuly and Mr. Greene were officers of the Company. Messrs. Greene, Michelson and Gilhuly are members of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P., which provides management, consulting and financial services to the Company for an annual fee. In 2002 the payment for the management fee and expenses was $2,024,291. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company and its subsidiaries, as needed from time to time.

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee (the "Committee") of the Company's Board of Directors establishes the Company's policies regarding the compensation of its executive officers and other key managers, and oversees the compensation practices employed pursuant to those policies. The Committee also administers the Company's Amended and Restated 1997 Equity Participation Plan, the Performance Award Plan ("PAP"), and, with the Chief Executive Officer, the Senior Management Incentive Plan ("SMIP"). The Committee has direct responsibility for the compensation of the Chief Executive Officer.

        The Company's principal objective is to increase share owner value over time. The Committee's executive compensation policies are intended, and have been structured, to achieve this objective by emphasis on and adherence to the following principles: (1) focus on a significant equity orientation among executives to align their interests with those of all other share owners, (2) linkage of compensation with achievement of certain specific financial, strategic and operating goals which underlie long-term share owner value, (3) maintenance of plans which are intended to be competitive with those of other successful companies of comparable size, particularly those in the industries in which the Company competes, and (4) effective communication and straightforward administration of plans that are well understood and not unduly complex. Additionally, because the Company in 2002 continues to confront numerous external financial and related issues, including the bankruptcy filings of several companies with long tail asbestos liabilities, the Committee continued to take appropriate steps to secure and incentivize the retention of key executives and managers, particularly those who are retirement eligible.

        The components of the Company's executive officer compensation are:

          •  Base Salary
          •  Annual Incentive
          •  Long-Term Incentives
          •  Benefits

        Base Salary.    Base salaries are set at levels intended to be competitive with industrial companies of comparable size in a broad range of American industries, which the Committee believes are the Company's competitors for executive talent. The Committee reviews salaries annually and provides salary adjustments based on periodic reviews of competitive considerations. In 2002, Mr. Lemieux was granted a $45,000 increase in base salary.

        Annual Incentive.    The Company's SMIP establishes target annual incentives for key executives in the form of a percentage of base salary (up to a maximum target incentive of 100% in the case of the Chief Executive Officer). The SMIP provides for annual incentive awards consisting of a corporate performance component based on annual rate of return on net assets ("RONA") and an earnings per share ("EPS") targets, on an equally weighted basis, established by the Board as the performance objectives for the year, an operating unit RONA performance component (for executive positions at the unit level), and a discretionary component. Each performance component and, in the aggregate, the discretionary components are contingent on the Company's performance relative to the corporate RONA and EPS objectives for the year.

        The SMIP establishes quantitative relationships between performance and payout percentages within defined minimum/maximum ranges. The total bonus pool available for distribution to all covered executives, including the Chief Executive Officer, cannot exceed 150% of the total of all target bonuses for the covered executives.

        A recipient of an SMIP payment may elect to receive restricted stock in lieu of cash for all or a portion of such payment. Such restricted stock is issued under the terms of the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., which plan was approved by the share owners at the 1997 Annual Meeting. A recipient who so elects receives a number of shares of restricted stock equal to 120% of the amount of cash forgone divided by the closing price of the Common Stock on the last trading day prior to the date on which the cash amount would have been paid. Except as otherwise provided in the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., such restricted stock vests on the third anniversary of the date on which the cash amount would have been paid.

        Based on the Committee's evaluation of the Company's RONA and EPS performance relative to its 2002 RONA and EPS objectives, and further based on the Committee's evaluation of certain other performance factors relating to the Chief Executive Officer, Mr. Lemieux was granted an SMIP award of $900,000 for 2002.

        Long-Term Incentives.    There are two forms of long-term incentives utilized for key executives: PAP, which provides cash awards, and the Company's Equity Participation Plan, which provides for grants of stock options and restricted stock.

        The PAP establishes target cash awards for key executives based on a percentage of base salary at the time of the award (up to a maximum target award of 75% in the case of the Chief Executive Officer). The PAP is based on a three-year performance cycle. Award payouts are based on the average annual attainment of the performance objectives set by the Board for each year of each award period. The Board establishes the performance criteria under this Plan and sets the relative weighting where multiple criteria are applicable. During each relevant three-year award period, performance will be evaluated in comparison to the Company's attained level of EPS relative to objectives for these periods. Under the Plan, performance at the level of 100% of these established objectives results in a 100% payment of the PAP award, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

        A recipient of a PAP payment may elect to receive restricted stock in lieu of cash for all or a portion of such payment on the same terms described above with respect to SMIP payments.

        The Committee previously approved a PAP allotment to Mr. Lemieux for the 2000-2002 award period of $550,800, and the Committee determined, in the manner described in the immediately preceding paragraph, that performance in 2000-2002 award period relative to the earnings per share objective established for this period warranted a 108.8% payout of Mr. Lemieux's 2000-2002 PAP allotment.

        In 2002, the Committee approved a PAP allotment to Mr. Lemieux for the 2002-2004 award period of $577,500.

        The Company Equity Participation Plan provides executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates from the date the options are granted. Furthermore, under the form of Stock Option Agreement currently approved by the Committee, exercisability of options is not available until the fifth year after the grant date unless exercisability has been accelerated by virtue of increase(s) in the Company stock price.

        Each year the Committee determines the total number of options to be awarded to all eligible key employees as a group. The Committee determined that in 2002 a pool approximately equal to 0.7% of the total number of outstanding shares of common stock of the Company was sufficient to achieve the overall goals of the plan. The number of options awarded to each eligible key employee, including the Chief Executive Officer and each executive officer, is based on the opportunity for such individual to enhance share owner value through the effective performance of such individual's job responsibilities. Consideration is also given to the total number of options previously granted to such individual. In 2002, Mr. Lemieux was granted options on 110,000 shares.

        In addition to the options granted in 2002, the Committee approved the granting of restricted stock to certain eligible key employees, including the Chief Executive Officer and each executive officer. These shares of restricted stock were granted under the Amended and Restated 1997 Equity Participation Plan as part of the Company's program to retain the services of its key employees. The restrictions on the shares do not lapse until the later to occur of (a) the third anniversary of the granting of the shares and (b) normal retirement, early retirement with consent of the Chief Executive Officer of the Company (or, in the case of the Chief Executive Officer of the Company, with the consent of the Committee), or a termination of employment of the grantee that is not initiated by, and not voluntary on the part of the grantee, other than for cause. The restrictions also lapse upon the death or total disability of the grantee. In the event of a termination of the grantee's employment prior to the lapse of the restrictions, the Company may repurchase the shares for $.01 per share. In consideration of the granting of the shares of restricted stock, each grantee agreed to a non-competition covenant. In 2002, Mr. Lemieux was granted 20,000 shares of such restricted stock.

        Benefits.    Benefits offered to executive officers are essentially the same as those offered to all salaried employees of the Company. The level and nature of such benefits are reviewed from time to time to ensure that they are competitive, tax efficient, and otherwise appropriate in the judgment of the Committee.

        The Committee believes that the executive compensation policies and programs described above serve the interest of all share owners and the Company and substantially link the compensation of the Company's executives with the Company's performance.

        Tax Deductibility of Compensation.    During 1993, the Internal Revenue Code of 1986 was amended by adding a new Section 162(m), which denies a tax deduction to a publicly held corporation for compensation paid to its Chief Executive Officer and its other four most highly compensated officers to the extent any such compensation exceeds $1 million in a taxable year after 1993. Such denial of tax deductibility is subject, however, to an exception for "performance-based compensation." The Internal Revenue Service has issued regulations purporting to interpret and implement the provisions of Section 162(m). Mr. Lemieux's compensation under the Company's cash compensation plan is potentially subject to the provisions of Section 162(m). Mr. Lemieux has elected, pursuant to the Company's Amended and Restated 1997 Equity Participation Plan and pursuant to the terms of his employment agreement, to defer an amount of his cash incentive compensation for 2002 such that his total compensation will not exceed the $1 million deductibility limit in 2003. Notwithstanding that deferral, as a result of certain non-cash compensation accruing to Mr. Lemieux and the lapse of restrictions on shares of restricted stock previously acquired by Mr. Lemieux through the deferral of prior bonus payments, a portion of the compensation payable to Mr. Lemieux will be subject to the limitation on deductibility imposed under Section 162(m).

                      Michael W. Michelson, Chairman
                      Edward A. Gilhuly
                      James H. Greene, Jr.

Board Audit Committee Report

        The Audit Committee assists the Board of Directors in its oversight of the Company's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's consolidated financial statements with accounting principles generally accepted in the United States.

        In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees and other professional standards). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee also concluded that the independent auditors' provision of non-audit services, as described in the following section, to the Company and its affiliates is compatible with the independent auditors' independence.

        In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the period ended December 31, 2002, for filing with the Securities and Exchange Commission. Also, the Audit Committee has approved the selection of Ernst & Young LLP as the Company's independent auditors for 2003.

        All current members of the Audit Committee of the Company's Board of Directors are eligible to serve on the Committee under the independence standards contained in the current New York Stock Exchange Listing Standards. The Board of Directors has adopted a Charter for the Audit Committee. No changes were made to the Charter in 2002, however the Audit Committee anticipates recommending to the Company's Board of Directors certain amendments to the Charter in 2003 to conform to certain proposed rules and regulations proposed by the Securities and Exchange Commission and the New York Stock Exchange.

                      Robert J. Dineen, Chairman
                      Gary F. Colter
                      Anastasia D. Kelly

Independent Auditors

        The Audit Committee has adopted procedures for pre-approving all non-audit work performed by Ernst & Young LLP after January 1, 2003. Specifically, the Audit Committee pre-approved the use of Ernst & Young LLP for the following categories of non-audit services: recurring and non-recurring services. Recurring services are directly linked to the performance of the consolidated audit, such as the employee benefit plan audits, or are other recurring services that provide service continuity through the auditor's long-term experience, such as expatriate employee tax compliance and consulting, international subsidiary tax consulting and compliance and domestic tax consulting. Recurring services are to be pre-approved by the Audit Committee annually and are expected to be of similar dollar amounts to prior years. Non-recurring services are generally project or transaction oriented and include such activities as pre-acquisition due diligence and divestiture audits. Non-recurring services will be pre-approved by the Audit

Committee individually for projects in excess of $50,000. However, Audit Committee pre-approval will not be required for an aggregate amount up to $200,000 per calendar year for individual non-recurring projects less than $50,000. The Audit Committee will be informed on a timely basis of such projects.

        The aggregate fees for professional services by Ernst & Young LLP in 2002 and 2001 for these various services were:

Type of Fees	2002	2001
	($ in millions)
Audit Fees	$4.5	$4.2
Audit-Related Fees	0.5	0.9
Tax Fees	1.6	1.4
All Other Fees	0.1	0.1

Total	$6.7	$6.6

        In the above table, in accordance with new SEC definitions and rules which Owens-Illinois elected to adopt for this year's proxy statement, "audit fees" are fees for professional services for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the independent auditor in connection with statutory and regulatory filings; "audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit of the Company's financial statements, such as employee benefit plan audits and accounting consultations; "tax fees" are fees for expatriate employee tax compliance and consulting, international subsidiary tax consulting and compliance and domestic tax consulting; and "all other fees" are fees for any service not included in the first three categories. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Performance Graph

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG OWENS-ILLINOIS, S&P 500 AND PACKAGING GROUP

        The above graph compares the performance of the Company's Common Stock with that of a broad market index (the S&P 500 Composite Index) and a packaging group consisting of companies with lines of business or product end uses comparable to those of the Company for which market quotations are available.

        The packaging group consists of: AptarGroup, Inc., Ball Corp., Bemis Company, Inc., BWAY Corp., Chesapeake Corp., Constar International Inc., Crown Cork & Seal Company, Inc., Owens-Illinois, Inc., Sealed Air Corp., Silgan Holdings Inc., Sonoco Products Co., and Vitro Sociedad Anonima (ADSs).

        Liqui-Box Corporation was removed from the packaging group because it was acquired in 2002 by a company whose businesses are principally non-packaging. Its removal did not have a significant effect on the performance of the group. Constar International Inc., formerly a unit of Crown Cork & Seal Company, Inc., was added to the packaging group following its initial public offering in 2002.

        The comparison of total return on investment for each period is based on the change in market value of the stock, including additional shares assumed purchased through reinvestment of dividends, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 17, 2003 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the outstanding Common Stock known to the Company, each of the Company's directors, named executive officers and all directors and officers as a group. Joseph H. Lemieux, R. Scott Trumbull, Gerald J. Lemieux and L. Richard Crawford own 30,000, 28,000, 2,500 and 200 shares of the Company's $2.375 Convertible Preferred Stock, respectively, which shares are reflected in the totals shown below at a conversion rate of 0.9491 shares of Common Stock for each share of Convertible Preferred Stock. No other director, nominee for director, named executive officer or other executive officer beneficially owned any of the Company's preferred stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage
KKR Associates, L.P.(2) 9 West 57th Street New York, New York 10019	36,000,000		24.4%
FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	21,705,847		14.6
AXA Financial, Inc., and affiliates(4) 1290 Avenue of the Americas New York, New York 10104	14,961,033		10.2
State Street Bank and Trust Company(5) 225 Franklin Street Boston, MA 02110	19,186,611		13.0
Joseph H. Lemieux(1)	1,617,948	(6)(7)	1.1
Thomas L. Young(1)	359,026	(6)(7)	0.2
Gary F. Colter (1)	1,000		—
Robert J. Dineen(1)	27,282		—
Edward A. Gilhuly(2)	10,000		—
James H. Greene, Jr.(2)	—		—
Anastasia D. Kelly	1,000		—
John J. McMackin, Jr.(1)	28,019		—
Michael W. Michelson(2)(8)	20,000		—
George R. Roberts(2)	—		—
Peter J. Robinson(1)	272,750	(6)(7)	0.2
R. Scott Trumbull(1)	425,661	(6)(7)	0.3
Terry L. Wilkison(1)	308,814	(6)(7)	0.2
All directors and executive officers as a group (other than as set forth in relation to KKR Associates, L.P.) (27 persons)(1)	4,803,957	(6)(7)	3.2

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Messrs. Lemieux, Young, Dineen, McMackin, Robinson, Trumbull and Wilkison. The number of shares beneficially owned includes 602,500 shares subject to options granted to Mr. Lemieux; 169,532 shares subject to options granted to Mr. Young; 18,182 shares subject to options granted to Mr. Dineen; 18,391 shares subject to options granted to Mr. McMackin; 33,750 shares subject to options granted to Mr. Robinson; 168,750 shares subject to options granted to Mr. Trumbull; 128,750 shares subject to options granted to Mr. Wilkison; and 1,909,505 shares subject to options granted to all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.). For purposes of this table, Mr. Robinson is deemed to have "beneficial ownership" of 56,000 phantom stock units issued under the Company's Amended and Restated 1997 Equity Participation Plan.

(2)
Shares shown as owned by KKR Associates, L.P. are owned of record by three limited partnerships of which KKR Associates, L.P. is the sole general partner and as to which it possesses sole voting and investment power. As of December 31, 2002, KKR Associates, L.P. owned shares of the Common Stock, which represented approximately 24.4% of the outstanding shares of Common Stock. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin and Scott Stuart are the general partners of KKR Associates, L.P., and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates, L.P., and in such capacity may be deemed to share beneficial ownership of any shares of Common Stock beneficially owned or deemed to be beneficially owned by KKR Associates, L.P., but disclaim any such beneficial ownership.

(3)
The Schedule 13G received by the Company from FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, indicated that FMR is the beneficial owner of 21,705,847 shares of the Common Stock, with sole power to vote or to direct the vote of 4,655,078 shares and the sole power to dispose or to direct the disposition of 21,705,847 shares. Fidelity is the beneficial owner of 17,019,669 shares of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. That number includes 1,092,699 shares of Common Stock resulting from the assumed conversion of 1,151,300 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 17,019,669 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR is the beneficial owner of 2,943,250 shares of Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over 2,943,250 shares and sole power to vote or to direct the voting of 2,911,850 shares, and no power to vote or to direct the voting of 31,400 shares of Common Stock owned by the institutional account(s) as reported above. Geode Capital Management, LLC is the beneficial owner of 543 shares of Common Stock. The managers of Geode Capital Management, LLC are certain shareholders and employees of FMR. Fidelity International Limited is the beneficial owner of 1,742,385 shares of Common Stock.

(4)
The Schedule 13G received by the Company from AXA Financial, Inc. ("AFI"), filing jointly on behalf of itself and AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (the "Mutuelles AXA"), and AXA indicated that (a) the Mutuelles AXA and AXA are each the beneficial owner of 14,961,003 shares of the Common Stock, with sole power to vote or to direct the vote on 8,572,744 shares, shared power to vote or direct the vote on 1,101,245 shares, the sole power to dispose or to direct the disposition of 13,868,903 shares and the shared power to dispose or to direct the disposition of 1,092,100 shares; (b) AFI is the beneficial owner of 13,829,403 shares of the Common Stock, with sole power to vote or to direct the vote on 7,910,544 shares, shared power to vote or direct the vote on 1,101,245 shares, and the sole power to dispose or to direct the disposition of 13,829,403 shares; (c) AXA Konzern AG is deemed to have sole power to vote or to direct the vote on 39,500 shares, and is deemed to have sole power to dispose or to direct the disposition of 39,500 shares; AXA Rosenberg Investment Management LLC is deemed to have sole power to vote or to direct the vote on 622,700 shares, and is deemed to have shared power to dispose or to direct the disposition of 1,092,100 shares; and Alliance Capital Management L.P. is deemed to have sole power to vote or direct the vote on 7,910,544 shares, is deemed to have shared power to vote or direct the vote on 1,101,245 shares, and is deemed to have sole power to dispose or to direct the disposition of 13,829,403 shares. The filing further indicated that the filing was made by AFI; AXA, which owns AFI; and the Mutuelles AXA, which as a group control AXA: (i) in the Mutuelles AXA's capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities: (ii) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities: AXA Konzern AG (Germany) AXA Rosenberg Investment Management LLC (iii) in AFI's capacity as a parent holding company with respect to the holdings of the following subsidiaries: (iv) Alliance Capital Management L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(5)
The Schedule 13G received by the Company from State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities, indicated it is beneficial owner of 19,186,611 shares of Common Stock, with sole voting power with respect to 815,893 shares of Common Stock, shared voting power with respect to 18,351,088 shares of Common Stock, sole dispositive power with respect to 11,451,289 shares of Common Stock, and shared dispositive power with respect to 7,735,322 shares of Common Stock. The majority of the shares with respect to which State Street is the beneficial owner are owned on behalf of (a) the Owens-Illinois Hourly Supplemental Retirement Plan, (b) the Owens-Illinois Non-Union Retirement and Savings Plan, (c) the Owens-Illinois Stock Purchase and Savings Program, and (d) the Owens-Illinois Long Term Savings Plan.

(6)
The table includes the number of shares of Common Stock that Joseph H. Lemieux, Thomas L. Young, R. Scott Trumbull, Terry L. Wilkison and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.) held in the Stock Purchase and Savings Program as of January 31, 2003. No shares are held in such program for Peter J. Robinson.

(7)
The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of February 15, 2003; Mr. Lemieux—444,469 shares; Mr. Young—145,000 shares; Mr. Robinson—100,000 shares; Mr. Trumbull—108,000 shares; Mr. Wilkison—134,000 shares; and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.)—1,527,040 shares. The number of shares shown as beneficially owned by Mr. Robinson also includes

  56,000 phantom stock units issued under the Company's Amended and Restated 1997 Equity Participation Plan.

(8)
Does not include 3,000 shares of Common Stock held in an irrevocable trust created by Mr. Michelson for the benefit of his children with respect to which Mr. Michelson disclaims any beneficial ownership. Two of the limited partnerships noted in footnote 2 above (the "KKR Partnerships") dissolved, by their terms, on December 31, 1999. In connection with the dissolution and winding up of the limited partnerships, KKR Associates, L.P., as general partner of the KKR Partnerships, has sole discretion regarding the timing (which may be one or more years after the dissolution of the KKR Partnerships) and manner of the disposition of any Common Stock held by such limited partnerships, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of the limited partnerships or a combination of the foregoing.

GENERAL INFORMATION

Outstanding Stock

        An aggregate of 147,748,044 shares of the Company's Common Stock was outstanding at the close of business on March 17, 2003. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. Shares of Common Stock held by the trustee under the Company's 401(k) plans must be voted by the trustee in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received from participants. No other securities are entitled to be voted at the Annual Meeting.

Revocability of Proxies

        Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the 2003 Annual Meeting.

Solicitation Costs

        The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

Voting Procedures

        The By-laws of the Company (the "By-laws") provide that a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, the holders of which are present in person or represented by proxy, shall constitute a quorum at any Annual Meeting.

        Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity, and (iii) the recordholder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

        The By-Laws provide that all matters to come before the Annual Meeting require the approval of the vote of the holders of a majority of the stock present in person or represented by proxy, unless the question is one upon which by express provision of law, or the Certificate of Incorporation, or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. On any such matters, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals. Accordingly, broker non-votes will not be counted for purposes of determining whether the requisite majority vote has been received in favor of a particular proposal.

        The By-Laws further provide that all elections shall be had and all questions decided by a plurality vote. Therefore, directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

        If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with management's recommendations on all proposals.

Other Matters

        Management of the Company does not know of any matter that will be presented for action at the 2003 Annual Meeting other than the election of directors as presented herein. However, if any other matter should be brought to a vote at the meeting, all shares covered by proxies solicited hereby will be voted with respect to such matter in accordance with the proxy holders' discretion.

Section 16 Beneficial Ownership Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all of its directors and executive officers made all required filings on time during 2002, with the exception of the delinquent reporting by each of Messrs. Greene, Gilhuly and Roberts of the accrual on October 2, 2002 of 1,214.6643 phantom stock units to each such director under the Owens-Illinois, Inc. Directors Deferred Compensation Plan in connection with each such director's deferral of a payment of quarterly director's fee (the transactions were reported on Form 4's filed on October 8, 2002), and the delinquent reporting by Mr. Robinson of the exercise of 75,000 options for the purchase of Common Stock on April 26, 2002 (the transaction was reported on a Form 5 filed on February 14, 2003).

Share Owner Proposals and Nominations for 2004 Annual Meeting

        A share owner desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2004 Annual Meeting must deliver the proposal so that it is received by the Company no later than December 2, 2003. The Company requests that all such proposals be addressed to James W. Baehren, Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666, and mailed by certified mail, return receipt requested.

Reports to Share Owners

        The Company has mailed this Proxy Statement and a copy of its 2002 Annual Report to each share owner entitled to vote at the Annual Meeting. Included in the 2002 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2002.

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request therefor to Owens-Illinois, Inc., Investor Relations, One SeaGate, Toledo, Ohio 43666. The Form 10-K is also available without charge on the Company's website at www.o-i.com.

Toledo, Ohio
March 31, 2003

[LOGO]

OWENS-ILLINOIS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

PROXY

        The undersigned hereby appoints Edward C. White, Jeffrey A. Denker and James W. Baehren and each of them, or if more than one is present and acting then a majority thereof, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all shares of common stock of Owens-Illinois, Inc. held of record by the undersigned on March 17, 2003, at the Annual Meeting of Share Owners to be held on May 14, 2003, or at any adjournment thereof.

        Election of Directors, Nominees:

Class III:	1. Gary F. Colter, 2. Joseph H. Lemieux, and 3. Michael W. Michelson

(PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE)

SEE REVERSE SIDE

X	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES .

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

		FOR	WITHHELD
1.	Election of Directors FOR nominees listed on the reverse side (except as marked to the contrary).	/ /	/ /	WITHHOLD AUTHORITY to vote for all nominees listed on reverse side
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Signature
Signature, if held jointly DATE

QuickLinks

VOTING
ELECTION OF DIRECTORS
The Company's Board of Directors recommends that the share owners vote FOR the three nominees identified below.
Class III: Nominees for 3-Year Term
Class I: Term Expires in 2004
Class II: Term Expires in 2005
DIRECTOR AND EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
GENERAL INFORMATION